Exhibit 99.2

Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Prospectus constituting part of this Registration Statement on Form S-4 of ePAK International Limited as a person to become a director of ePAK International Limited.

/s/ Hock Voon Loo
Hock Voon Loo

December 28, 2007